Exhibit (a)(7)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock of
Superior Consultant Holdings Corporation
at $8.50 Net per Share
by
ACS Merger Corp.,
a Wholly Owned Subsidiary of
Affiliated Computer Services, Inc.

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 24, 2005, UNLESS THE OFFER IS EXTENDED.

December 23, 2004

To Brokers, Dealers, Banks,

Trust Companies and other Nominees:

      We are ACS Merger Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Affiliated Computer Services, Inc., a Delaware corporation (“ACS”), that has made an offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Superior Consultant Holdings Corporation, a Delaware corporation (“Superior”), at a price of $8.50 per share (the “Offer Price”), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated December 23, 2004 (the “Offer to Purchase”), and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

      Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Mellon Investor Services LLC (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer must tender their Shares according to the guaranteed delivery procedure set forth in the Offer to Purchase.

      Enclosed herewith are copies of the following documents:

1. The Offer to Purchase dated December 23, 2004;

2. The Letter of Transmittal to be used by stockholders of Superior to tender Shares in the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used to tender Shares);

3. A letter to stockholders of Superior from the Chief Executive Officer, accompanied by Superior’s Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Superior which includes the recommendation of Superior’s board of directors that Superior stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

4. A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients instructions with regard to the Offer;

5. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to Mellon Investor Services LLC as the Depositary for the Offer.

      We urge you to contact your clients promptly. Please note that the Offer will expire at 12:00 midnight, New York City time, on January 24, 2005, unless the Offer is extended.

      The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer, that number of Shares that, together with any shares of Superior common stock then owned by ACS or any wholly owned subsidiary of ACS (including the Purchaser), represent at least a majority of the “Fully Diluted Number of Shares,” which is defined in the Merger Agreement as the sum of (i) all then-outstanding shares of Superior common stock, plus (ii) the number of shares of Superior common stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of Superior, or upon the conversion of any security convertible into capital stock of Superior outstanding immediately prior to the acceptance of shares in the Offer; provided, that for purposes of clause (ii), that portion of any option, warrant or other right that is not vested or exercisable immediately prior to the acceptance of shares of Superior common stock in the Offer will not be deemed to be outstanding. (The foregoing condition is referred to as the “Minimum Condition” in this Offer to Purchase).

      Certain of Superior’s directors and officers have entered into Tender and Voting Agreements with ACS and the Purchaser pursuant to which they have agreed, in their respective capacities as stockholders of Superior, to tender all of their shares of Superior common stock, as well as any additional shares of Superior common stock which they may acquire, to the Purchaser in the Offer. The parties to these Tender and Voting Agreements have also agreed to vote all of their shares of Superior common stock in favor of adoption of the Merger Agreement and otherwise in favor of the Merger. As of November 30, 2004, the stockholders who executed Tender and Voting Agreements held in the aggregate 5,063,442 shares of Superior common stock, which represented approximately 48% of the outstanding shares of Superior common stock as of that date. The Tender and Voting Agreements provide that they terminate upon any termination of the Merger Agreement, and that the stockholders who executed Tender and Voting Agreements may terminate such agreements if the Merger Agreement is amended to decrease the Offer Price or change the form or mix of consideration to be paid for the Superior common stock in the Offer without the stockholder’s prior consent. The Offer is subject to certain other conditions contained in Sections 1 and 13 of the Offer to Purchase.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 2004 (the “Merger Agreement”), by and among ACS, the Purchaser and Superior pursuant to which, following the purchase of shares of Superior common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Superior (the “Merger”), with Superior surviving the Merger as a wholly owned subsidiary of ACS. As a result of the Merger, each outstanding Share (other than Shares owned by ACS, the Purchaser, Superior or any subsidiary of ACS or Superior, or by any stockholder of Superior who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

      Superior’s board of directors has, at a meeting held on December 16, 2004, by the unanimous vote of all directors of Superior, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Superior and its stockholders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iii) declared that the Merger Agreement is advisable; (iv) resolved to recommend that Superior’s stockholders accept the Offer and tender their shares of Superior common stock pursuant to the Offer and, to the extent necessary under applicable law to accomplish the Merger, adopt the Merger Agreement; (v) resolved to elect, to the extent permitted by applicable law, not to be subject to any takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender and Voting Agreement; and (vi) irrevocably taken all necessary steps to render Section 203 of the DGCL and any other applicable state takeover laws inapplicable to the Merger, ACS, the Purchaser, the acquisition of shares of Superior common stock pursuant to the Offer and the transactions contemplated by the Tender and Voting Agreement. Accordingly, Superior’s board of directors unanimously recommends that the stockholders of Superior accept the Offer and tender their shares of Superior common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

      On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser and not withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer; (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, (as defined in the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase), must be received by the Depositary prior to the Expiration Date of the Offer; or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

      Neither the Purchaser nor ACS will pay any fees or commissions to any broker or dealer or other person (other the Depositary and Mellon Investor Services LLC, who is serving as the Information Agent for the Offer, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at its address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

ACS Merger Corp.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ACS, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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